UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PLX TECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:
Stephen J. Schrader, Esq. Baker & MacKenzie LLP Two Embarcadero Center, 11th Floor San Francisco, CA 94111 (415) 576-3000	Keith E. Gottfried, Esq. Alston & Bird LLP 950 F. Street, N.W. Washington, DC 20004-1404 (202) 239-3679

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PLX Technology, Inc., a Delaware corporation (“PLX Technology” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2013 Annual Meeting of Stockholders to be held on December 18, 2013 and at any and all adjournments or postponements thereof (the “2013 Annual Meeting”). In connection with its 2013 Annual Meeting, PLX Technology has filed a definitive proxy statement and a WHITE proxy card with the SEC on November 12, 2013, and has commenced the mailing of a definitive proxy statement and WHITE proxy card to its stockholders.

Letter to Stockholders Mailed on November 13, 2013

Attached hereto is a copy of PLX Technology’s letter to stockholders, mailed on November 13, 2013, in connection with the 2013 Annual Meeting. In its letter, the Board of Directors of PLX Technology explains in detail why it is unanimously recommending that stockholders vote the WHITE proxy card “FOR” PLX Technology’s eight experienced and highly qualified director nominees: D. James Guzy, John H. Hart, David Raun, Thomas Riordan, Michael J. Salameh, Ralph Schmitt, Robert H. Smith and Patrick Verderico.

Additional Information and Where to Find It

PLX Technology, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from PLX Technology’s stockholders in connection with the 2013 Annual Meeting. PLX Technology has filed a definitive proxy statement (the “PLX Proxy Statement”) and a WHITE proxy card with the SEC on November 12, 2013, and has commenced the mailing of a definitive proxy statement and WHITE proxy card to its stockholders, in connection with the solicitation of proxies for the 2013 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PLX PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT PLX TECHNOLOGY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the PLX Proxy Statement. To the extent holdings of PLX Technology’s securities have changed since the amounts shown in the PLX Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders can obtain, free of charge, copies of the PLX Proxy Statement and any other documents filed by PLX Technology with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at PLX Technology’s website (www. plxtech.com) or by writing to Company’s investor relations department at 870 W. Maude Avenue, Sunnyvale, California 94085. In addition, copies of the proxy materials may be requested from PLX Technology’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

VOTE “FOR” ALL OF THE PLX TECHNOLOGY NOMINEES TO THE BOARD
ON THE WHITE PROXY CARD TODAY

November 13, 2013

Dear Stockholder:

We are writing to you today regarding PLX Technology’s upcoming Annual Meeting of Stockholders, which will be held on December 18, 2013.  At this meeting, you will be asked to make an important decision regarding the composition of the Board of Directors and, by extension, the future of PLX Technology.  As you may be aware, Potomac Capital Partners II, L.P. (“Potomac Capital”), which has been a PLX Technology stockholder for roughly one year, is seeking to replace three members of your Board of Directors with three of their own nominees.  We question whether their nominees, if elected, would place Potomac Capital’s interests ahead of the interests of all PLX Technology stockholders.

We are always open to listening to the views of our stockholders and engaging in a meaningful, constructive dialogue.  Over the last several months, we have met with Potomac Capital numerous times to discuss their suggestions as described in the proxy.  Despite our best efforts, including our offer to replace two of our existing Board members with two of their nominees, Potomac Capital has been unwilling to agree to a reasonable settlement and now insists on running a costly proxy contest at the expense of all PLX Technology stockholders.

Potomac Capital has consistently expressed its desire to have the Company sold immediately.  Recent history shows that we are not at all opposed to a sale of the Company – in April 2012, your Board approved a definitive agreement for the combination of PLX Technology with Integrated Device Technology, Inc. (“IDTI”).  Unfortunately for all of us, this transaction was ultimately blocked by the Federal Trade Commission.  Contrary to statements by Potomac Capital, your Board and management team have been and remain committed to exploring ways to maximize value for all PLX Technology stockholders, including through a sale of the Company.

Mindful of the need to continue to enhance stockholder value, the Board and management team has executed multiple steps over the last year to produce the most profitable first nine months of any year in the Company’s history.  We believe it is in stockholders’ best interest to maintain the current Board that is familiar with the Company’s markets, products, employees, customers and strategy so we can continue to execute without disruption.  This is a critical point in the execution of the Company’s strategy and potential instability at any level would be counterproductive.

This is not the time to make changes at the board level or to the strategic direction of the Company – we are executing well, and we are confident we will achieve our milestones in a reasonable timeframe.  To introduce a contingent on the Board whose primary focus appears to be to sell the Company, demonstrating a lack of understanding of the strategy being effectively implemented to generate shareholder value, would be, in our belief, a mistake.

We believe your existing Board is better experienced and equipped to maximize stockholder value than any of the Potomac Capital nominees.  Therefore, to protect the value of your investment in PLX Technology, your Board unanimously recommends that stockholders vote on the enclosed WHITE proxy card “FOR” all of your Board’s director nominees – D. James Guzy, John H. Hart, David Raun, Thomas Riordan, Michael J. Salameh, Ralph Schmitt, Robert H. Smith and Patrick Verderico – at the 2013 Annual Meeting of Stockholders.  We urge you to discard any materials and gold cards you receive from Potomac Capital.

Your vote is very important. We encourage you to make your voice heard by voting online, by telephone, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

YOUR BOARD IS EXECUTING ON A STRATEGIC PLAN
THAT IS DELIVERING VALUE FOR ALL STOCKHOLDERS

PLX Technology has distinguished itself as a market leader, with a 70% share and growing.  The management team and Board of PLX Technology anticipated and drove the market for PCI Express (“PCIe”) switches over a period of many years through careful consideration of industry trends, long term planning and investment, and superior execution.  We were first to market with innovative products in the PCIe switching market, and we have continually outperformed numerous competitors to emerge as the clear leader.

In the face of recent challenges, including the economic recession and the temporary disruption of the terminated combination with IDTI, your Board and management team have delivered three consecutive profitable quarters in 2013 and the highest year-to-date profits in the Company’s 27-year history.  This has been achieved by focusing and expanding the Company’s market position in PCIe, and by significantly reducing operating expenses, while increasing stockholder equity by almost 20% in the process.  Combined with record profits, PLX Technology has paid down debt and increased our cash levels to provide additional balance sheet strength.  During this period, we have continued to invest in our market-leading switch products while also expanding our addressable market with new innovative solutions to serve PCIe Solid State Drive (SSD) and network fabrics (PLX’s ExpressFabric) within the cloud and data center to provide additional organic growth for years to come.

We believe the combination of a record design win pipe to fuel growth combined with further leveraging of the PCIe-focused operating model can produce increased profitability over the coming years.  While we are confident in the outlook for PCIe, its growth may not always be linear.  Four years ago the design activity pipeline, which creates future growth as programs go into production, with the previous Gen 2 technology, resulted in PCIe revenues more than doubling from 2009 to 2012.   Today, our overall design activity pipeline is greater than three times the size it was in 2009, but now with Gen 3 driving the activity.  Therefore, we believe this puts PLX Technology in an excellent position to see similar or better results over the next three years as our design pipeline goes to production serving this growing market.

Your Board and management team are focused on execution and optimization, as well as market-leading product design.  PLX Technology is gaining greater market share, expanding our business and achieving growth through a robust pipeline and portfolio:

•
Year to date, PCIe has experienced record revenues as well as design wins and PCIe now comprises more than 70% of the Company’s revenue.  Innovative products, an improving competitive landscape and our blue-chip customer base continue to drive our market share up.  Gen 3 customer design wins in 2012 and 2013 include every one of the top enterprise server, storage and networking companies around the world, including Cisco, Dell, EMC, NetApp, HP, IBM, Huawei, Fujitsu, Juniper, Intel and Brocade.

•
The Company expects to close the year with 18 Gen 3 PCIe Switch Products in production.  Only one other supplier is known to have three devices, thus positioning us more attractively to a broader customer base with diverse requirements.  PLX is not aware of losing a single significant design over the past six months.

•
The Company’s objective is to quadruple the size of the addressable market by 2017 by focused product innovation, leveraging internal skills rather than expansion by acquisition.  The team is doing this by driving higher attach rates in current market segments and taking advantage of emerging growth opportunities like PCIe solid state disks (SSD).  The ExpressFabric program opens up an entirely new, large addressable market as a fabric outside the box with silicon and system level products.  This solution offers the lowest power and cost at a very high performance level.  All of these products serve the growing demand for equipment within the cloud and data center to handle the ever-increasing traffic and storage needs of the connected world.

Through the continued execution of our operational and strategic initiatives, the Company is delivering solid and improving performance.

YOUR BOARD’S DIRECTOR NOMINEES ARE INDEPENDENT AND
HAVE THE RIGHT EXPERTISE TO MAXIMIZE VALUE
FOR ALL PLX TECHNOLOGY STOCKHOLDERS

Your directors are proven business leaders who possess deep knowledge of PLX Technology and its end markets.  Importantly, your Board has proven itself to be flexible, adaptable and experienced at capturing growth through new technology waves.  Your Board has the experience, qualifications and independence necessary to provide effective oversight and direction to the Company.  It has a proven track record at PLX Technology, including oversight of PCIe’s growth into a market leading position at a compounded annual growth rate greater than 25% from 2006 to 2012, outperforming every competitor that has entered the space, including IDT, NEC, Pericom, Tundra, Texas Instruments, and others.

In short, your Board has demonstrated that it has the skills necessary to guide PLX Technology to identify and create new major market opportunities, continue to be nimble and position the Company for continued success as the environment in which we operate evolves.  We strongly believe the leadership and continuity of your Board is critical to the success of PLX Technology’s ongoing delivery of profitable growth and stockholder value.

YOUR BOARD HAS BEEN REASONABLE AND OPEN TO A RESOLUTION
WITH POTOMAC CAPITAL

Your Board values the input of Potomac Capital, as we do that of all of our stockholders, and has made repeated attempts to avoid a costly and disruptive proxy contest at the upcoming Annual Meeting.  Your Board engaged with Potomac Capital on numerous occasions with a goal of reaching a constructive resolution in the best interest of all stockholders, but to no avail.

In a sign of further good faith, your Board offered to add three new nominees to the Board, including two nominees of Potomac Capital and a third nominee to be mutually agreed upon.  In addition, your Board offered to have two existing members not stand for re-election at the 2013 Annual Meeting, which would have resulted in a nine member Board.  Putting it into context, Potomac Capital was offered direct control of more than 20% of the Board, far exceeding its ownership of approximately 10% of the Company’s outstanding shares.  In exchange, your Board requested that Potomac Capital agree to customary standstill restrictions.  Potomac Capital rejected your Board’s reasonable settlement offer and, to date, continues to be unwilling to work constructively with your Board to reach a mutually agreeable resolution.

Despite your Board’s best efforts to resolve this matter, we believe that Potomac Capital remains solely interested in pursuing a proxy contest to promote its own interest with apparent disregard of other stockholders.  In its most recent response to our settlement proposal, Potomac Capital was unreasonable in insisting on significant standstill carve-outs that would allow it to, among other things, interfere with value-maximizing transactions approved by your Board, conditions that could inhibit the Company from maximizing value for stockholders.  Additionally, Potomac Capital insisted that it now wants three current members of your Board not to stand for re-election, with Potomac Capital determining who those three directors would be – a provision that would enable Potomac Capital to force off the three Board members who it believes are most likely to impede its self-serving plans.  Potomac Capital also requested broad observer rights to participate in your Board’s meetings prior to the 2013 Annual Meeting but did not indicate it was revising its previous opposition to executing a non-disclosure agreement with us – an absurd and unworkable scenario that would impede our ability to engage openly and have productive Board meetings.

Your Board believes Potomac Capital’s actions demonstrate that it is only interested in its self-serving agenda at any cost to the Company and irrespective of the cost to all other PLX Technology stockholders.

PROTECT YOUR INVESTMENT - VOTE THE WHITE PROXY CARD TODAY

We urge stockholders to support the election of your Board’s eight highly qualified director nominees.  Your Board unanimously recommends that stockholders vote “FOR” the Company’s eight experienced and highly qualified director nominees: D. James Guzy, John H. Hart, David Raun, Thomas Riordan, Michael J. Salameh, Ralph Schmitt, Robert H. Smith and Patrick Verderico.

Whether or not you plan to attend the Annual Meeting and no matter how many or how few shares of PLX Technology you own, we urge you to protect your investment in the Company by voting the WHITE proxy card today.  You can vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.  Please do not return or otherwise vote any proxy card sent to you by Potomac Capital.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,
D. James Guzy Independent Chairman of the Board of Directors	David Raun President, Chief Executive Officer and Director

FORWARD-LOOKING STATEMENTS

This letter includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These include statements about PLX's future potential, design wins, and expected revenue related to design wins. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. Factors that could cause actual results to differ materially include risks and uncertainties, such as reduced demand for products of electronic equipment manufacturers that use the Company's products, adverse economic conditions in general or those specifically affecting the Company's markets, technical difficulties and delays in the development process, errors in the products, reduced backlog for the Company's customers and unexpected expenses. Please refer to the documents filed by the Company with the SEC from time to time, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2012, and PLX's quarterly report on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

IMPORTANT ADDITIONAL INFORMATION

PLX, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from PLX’s stockholders in connection with the 2013 Annual Meeting.  PLX has filed a definitive proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “PLX Proxy Statement”). STOCKHOLDERS ARE URGED TO READ THE PLX PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT PLX WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive PLX Proxy Statement filed with the SEC on November 8, 2013, in connection with the 2013 Annual Meeting.

Stockholders can obtain, free of charge, copies of the PLX Proxy Statement and any other documents filed by PLX with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at PLX’s website (www. plxtech.com) or by writing to PLX’s investor relations department at 870 W. Maude Avenue, Sunnyvale, California 94085. In addition, copies of the proxy materials may be requested from PLX’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:

105 Madison Avenue
New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885